Exhibit 10.38

COOPERATIVE AGREEMENT

This Cooperative Agreement (“Agreement”) is to be effective as of: July 18, 2009, by and between Mann Equity, LLC., hereinafter referred to as “ Mann Equity”, with offices located at 19837 Greenbriar Drive, Tarzana, CA 91356;

And CareView Communications, hereinafter referred to as “CareView”, with offices at 5000 Legacy Drive, Ste. 470, Plano, Texas 75024

WITNESSETH THAT:

WHEREAS, CareView and Mann Equity are collectively called the “Parties” and individually a “Party”; and,

WHEREAS, the Parties wish to cooperate in utilizing their business contacts and relationships, resources and capabilities to pursue and successfully conclude profitable business opportunities that may not have been feasible, realizable or possible on an individual basis;

NOW, THEREFORE, in consideration of these premises and of the mutual covenants and promises hereinafter set forth, the Parties hereby enter into this Agreement as follows:

1.	OBJECTIVE. It is recognized by all of the parties that each Party has certain business interests, contacts and relationships independent of each other, and that on occasion, each Party may identify or be presented with specific business opportunities that may not be feasible, realizable or viable on an individual basis, but may be feasible, realizable and viable to the other Party, or feasible, realizable and viable to both Parties provided both Parties apply their resources on a combined basis. This Agreement therefore sets forth a fair and equitable process that will enable all Parties to cooperate fully with each other in sharing such opportunities with each other, with the intent of allowing all Parties to realize the economic benefit that potentially will result from the successful conclusion of such opportunities.

2.	DUTIES. During the term of this Agreement, the Parties agree to cooperate in presenting to each other potential sources of investment and venture capital funding, and other forms of business opportunities (collectively the “Opportunities”; individually an “Opportunity”) that may be of interest, feasible, and viable to the other Parties, or to all Parties acting on a collective basis. These Opportunities should be presented by the originating Party (the “Originating Party”) in writing via letter, fax or electronic mail to the receiving Parties (the “Receiving Party”). If presented verbally, a written record should be generated by the Presenting Party as described above and transmitted to the Receiving Parties within ten (10) working days.

3.

LIMITATIONS ON AUTHORITY. Except as otherwise provided herein, the sole obligation and authority of Mann Equity is to use commercially reasonable efforts introduce persons or entities, who may be interested in and capable of investing in, and otherwise providing funding for or engaging in a transaction with CareView (collectively, “Leads”). Prior to contacting any Leads, Mann Equity must receive written approval of any and all leads from CareView. Without limiting the foregoing, Mann Equity shall have no authority to negotiate or discuss the terms of any transaction or potential transaction between CareView and Leads. CareView shall have the sole right, exercisable in its sole discretion, to negotiate, or choose not to negotiate, with Leads, and shall have the sole and absolute right, exercisable in its sole discretion, to consummate or choose not to consummate any transaction with Leads.

4.	TERM. The term (“Term”) of this Agreement shall be for a period of One (1) year commencing on the date hereof and shall continue on a month-to-month basis until terminated by either Party with thirty (30) days notice. This Agreement shall survive the expiration or termination of this Agreement and shall remain in full force and effect. In addition, if at any time prior to twelve (12) months after the termination of this Agreement, CareView shall consummate a private equity and/or debt financing transaction, including any variant of the proposed financing, with any party contacted or identified regarding the proposed financing during the term of our engagement, Mann Equity will be entitled to payment of the compensation described in paragraph 5 of this Agreement as to all such parties with the exception of Enhanced Capital on which a fee reduction of 1% of the cash portion will apply. Upon Termination, Mann Equity will provide CareView a list of all parties contacted by Mann Equity during the Term which are to be covered hereunder.

5.	FEE. As compensation for the services to be provided by Mann Equity hereunder, CareView agrees to pay to Mann Equity: (i) a cash fee equal to five percent (5%) of the gross proceeds of the Proposed Financing, and (ii) a warrant to purchase CareView common stock equal to 8% of the total amount raised in the Proposed Financing which warrant shall be exercisable, for a period of five (5) years from the closing, at an exercise price per share equal to one hundred percent (100%) of the purchase price of the Securities sold in the Proposed Financing, and have unlimited piggyback registrations, customary cashless exercise and anti-dilution provisions and will be evidenced by a registration rights or investor rights agreement in form and substance satisfactory to CareView and Mann Equity and delivered in executed form at the closing of the Proposed Financing (the “Closing’). If the Proposed Financing is consummated by means of more than one closing, Mann Equity shall be entitled to the fees provided herein at and with the respect of each Closing.

6.	CONFIDENTIAL INFORMATION. For the purposes of this Agreement, “Confidential Information” shall mean all information of Owner (i.e., one of the Parties to this Agreement), or of another party whose information Owner has in its possession under obligations of confidentiality, in whatever form transmitted, relating to contracts, funding, business contacts, business plans, operations, product or company, which (i) is disclosed by Owner or its affiliates to Recipient (i.e., the other Party to this Agreement) or its affiliates, indicating its confidential or proprietary nature, or is obviously confidential or proprietary by its nature, or (ii) is developed during the relationship between the parties and would give or increase the advantage of Owner’s competitors over the Owner or diminish the Owner’s advantage over its competitors. The term “affiliate” shall mean any person or entity controlling, controlled by or under common control with a party.

a)	Exclusions: Confidential Information shall not include any information of Owner that:

i) is already known to Recipient at time of its disclosure; ii) is communicated by Recipient to a third party with express written consent of the Owner; iii) is independently developed by Recipient; or, iv) is lawfully required to be disclosed, provided that before making such disclosure, the Recipient shall immediately give Owner written notice and cooperate in Owner’s actions to secure confidential handling of such information.

b)	Ownership: All Confidential Information, in whatever form, including without limitation, information in computer software or held in electronic storage media, shall be and remain the property of the Owner. All such Confidential Information shall be returned to Owner promptly upon written request and shall not be retained in any form by Recipient.

It is further agreed that all nondisclosure or secrecy agreements entered into by one of the Parties with third parties shall be honored by the other Party.

7.	NON-CIRCUMVENTION. The Parties agree that Confidential Information disclosed under this Agreement shall not be used for the enrichment, directly or indirectly, of the Recipient or its affiliates, without the express written consent of Owner. The Parties further agree that following receipt of Confidential Information from Owner, Recipient shall not contract or attempt to sell to, transact with or purchase from Owner-provided sources without the written permission from Owner unless (i) a business relationship between Recipient and Owner-provided source predated this Agreement and (ii) Recipient can substantiate exchanges specific to the Owner-disclosed information between Recipient and the Owner-provided source prior to the date of the signing of this Agreement.

8.	REMEDIES. The Parties agree that in the event of a breach or threatened breach of terms of this Agreement, the non-breaching Party shall be entitled to an injunction in addition to, and not in lieu of, any other legal or equitable relief including monetary damages. The Parties acknowledge that Confidential Information is valuable and unique and that disclosure or circumvention will result in irreparable damage to Owner.

9.	WARRANTY AND INDEMNIFICATION. Each Party warrants that its activities on behalf of the other Parties will not violate any rights of others. Each Party also agrees to save the other Parties, its officers, directors, agents, stockholders, employees, and subsidiaries harmless from any and all claims, damage, liability, cost and expense, including counsel fees, arising from this Agreement or its actions.

10.	INDEPENDENT CONTRACTOR. Each party hereby acknowledges it is an independent contractor and that it shall not hold itself out as, nor shall it take any action from which others might infer that it is an agent of or a joint venture of the other Parties.

11.	EXPENSES. This Agreement shall not be construed in any manner to result in any claim whatsoever by one Party against the other Parties for reimbursement of costs for any effort expended, unless agreed to in writing by all Parties before the expense is incurred.

12.	MISCELLANEOUS. This Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the Parties. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by both Parties. This Agreement shall be governed by the laws of California without reference to the conflict of law principles thereof. The State and/or Federal court located in Los Angeles Counties, California shall be the exclusive and proper jurisdiction for any disputes arising hereunder. Should a party be found to be in violation of this Agreement following due process the violating Party agrees to pay all costs and expenses, including attorney’s fees and disbursements incurred by the non-violating Party (i.e., the other Party) in enforcing the terms of this Agreement.

13.	NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or seven business days after deposit in the United States Postal Service, by (a) advance copy by fax, or (b) mailing by express courier or registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a Party may designate by ten days advance written notice to each of the other Parties at the addresses listed above and addresses to the individuals that have signed below.

IN WITNESS WHEREOF, THE Parties hereto have executed this Agreement as of the day and year first above written.

Mann Equity, LLC

/s/ Sean Mann
Sean Mann
Managing Director

CareView Communications

/s/ Steve Johnson
Steve Johnson
President and COO

/s/ Samuel Greco
Samuel Greco
CEO